

Q1 2022 Earnings Call

RGC Resources

February 8, 2022

Forward-Looking Statements

The statements in this presentation by RGC Resources, Inc. (the "Company") that are not historical facts constitute "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include the Company's expectations regarding earnings per share, EBITDA, future expansion opportunities, natural gas reserves and potential discoverable natural gas reserves, technological advances in natural gas production, comparison of natural gas consumption and natural gas production, cost of natural gas, including relativity to other fuel sources, demand for natural gas, possibility of system expansion, general potential for customer growth, relationship of Company with primary regulator, future capital expenditures, current and future economic growth, estimated completion dates for Mountain Valley Pipeline ("MVP") and MVP Southgate milestones, potential of MVP to provide additional source of natural gas, additional capacity to meet future demands, increased capital spending and area expansion opportunity, potential new customers and rate growth in potential expansion area. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, financial challenges affecting expected earnings per share and EBITDA, technical, political or regulatory issues with natural gas exploration, production or transportation, impact of increased natural gas demand on natural gas prices, relative cost of alternative fuel sources, lower demand for natural gas, regulatory, legal, technical, political or economic issues frustrating system or area expansion, regulatory, legal, technical, political or economic issues that may affect MVP, delay in completion of MVP, increase in cost to complete MVP, including by an increase in cost of raw materials or labor due to economic factors or regulatory issues such as tariffs, economic challenges that may affect the service area generally and customer growth or demand and deterioration of relationship with primary regulator, and those risk factors described in the Company's most recent Annual Report on Form 10-K and, if applicable, Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which is available at www.sec.gov and on the Company's website at www.rgcresources.com. Additionally, COVID-19 and its variants continue to generate significant economic uncertainty for the foreseeable future.

The statements made in this presentation are based on information available to the Company as of the date on the cover of this presentation and the Company undertakes no obligation to update any of the forward-looking statements after the date of this presentation.

Agenda

- Operational and Financial Highlights
- 2022 Outlook
- Questions



Customer Growth


Doc Meadow Rd

- 2.2 miles main extension
- 287 additions
- Blue Ridge Phase III

Q1 Gas Volumes



Volumes Delivered (DTH)
Q1 2021
Q1 2022
1,400
1,200
1,000
800
600
400
200
-
Thousands
Residential
Commercial
Industrial

2022 vs 2021

Total Volumes	(6%)
Residential	(8%)
Commercial	(5%)

Roanoke Gas Q1 CapEx



$6.5
$5.5
$4.5
$3.5
$2.5
$1.5
$0.5
Millions
Q1 2021
Q1 2022
Total Capital Expenditures



Other Capital $1.0
SAVE Rider $0.9
Customer Growth & System Expansion $3.8

$.4 million or 7.6% increase

Consolidated Financial Results

For the periods ended December 31,

(Presented in thousands, except per share data)

	First Quarter 2022		Twelve Months Ended	
	2021	2020	2021	2020
Operating revenues	$ 23,263	$ 19,517	$ 78,921	$ 62,807
Operating expenses	17,885	13,936	64,345	49,789
Operating income	5,378	5,581	14,576	13,018
Equity in earnings of unconsolidated affiliate	72	1,357	383	5,077
Other income, net	324	330	904	809
Interest expense	1,105	1,020	4,137	4,034
Income before income taxes, net	4,669	6,248	11,726	14,870
Income tax expense	1,084	1,525	2,763	3,589
Net income	**$ 3,585**	**$ 4,723**	**$ 8,963**	**$ 11,281**
Basic earnings per share	**$ 0.43**	**$ 0.58**	**$ 1.08**	**$ 1.38**
Diluted earnings per share	**$ 0.43**	**$ 0.58**	**$ 1.08**	**$ 1.38**

2022 Outlook

- Capital
- MVP
- EPS



2022 CapEx Forecast


23%
32%
45%

SAVE Infrastructure Rider	$ 8.2
Customer Growth & System Expansion	11.5
Utility Maintenance	5.7
Total	$25.4

Mountain Valley PIPELINE



- RGC Midstream ownership approximately 1.05%
- Project over 94% complete
- Would provide access to clean burning, domestically produced, cheap, abundant Appalachian Basin natural gas

equitrans Midstream | NEXTera ENERGY | conEdison | WGL Midstream | RGC Midstream

EPS Analysis


$1.40
$1.30
$1.20
$1.10
$1.00
$0.90
$0.80
$0.70
$1.08
$0.15
$0.93
$1.30
$0.29
$1.01
$1.22
$1.21
$1.22
$1.18
2019 Actual
2020 Actual
2021 Actual
2022 Forecast
EPS (net Midstream)
Midstream EPS
Range

RGC Resources™